Exhibit 10.7

AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY

THIS AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY (the “Agreement”), is made and entered into as of the 11th day of May, 2004, by and between MAGNOLIA ONE PARTNERS, LLC (“Seller”) and WELLS OPERATING PARTNERSHIP II, L.P. (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property (as hereinafter defined) subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements contained herein, the sum of Ten and No/100 Dollars ($10.00) in hand paid by Purchaser to Seller at and before the sealing and delivery of these presents and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby expressly acknowledged by the parties hereto, the parties hereto do hereby covenant and agree as follows:

1. Purchase and Sale of Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, the Property, which term “Property” shall mean and include the following:

(a) that parcel of land located in Winston Salem, North Carolina and being more particularly described on Exhibit ”A” attached hereto (the “Land”); and

(b) all rights, privileges, and easements appurtenant to the Land, including all water rights, mineral rights, development rights, air rights, reversions, or other appurtenances to said Land, and all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, adjacent to or abutting the Land; and

(c) all buildings, structures, and improvements situated on the Land, including, without limitation, that certain 13 story office building containing approximately 431,465 square feet of leasable floor area (the “Building”), all parking areas and other amenities located on the Land, and all apparatus, elevators, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, and electrical and other fixtures located on the Land (all of which are together hereinafter referred to as the “Improvements”); and

(d) all personal property now owned or hereafter acquired by Seller and located on or to be located on or in, or used in connection with, the Land and Improvements, including, without limitation, the items set forth and described on Exhibit ”B” attached hereto, and all other equipment, supplies, tools, furniture, furnishings, office equipment, fittings, appliances, shades, wall-to-wall carpet, draperies, screens and screening, art, awnings, plants, shrubbery, landscaping, lawn care and building maintenance equipment, vending machines and other furnishings or items of personal property owned by Seller and used or to be used in connection with the operation of the Land and Improvements (all of which are together hereinafter referred to as the “Personal Property”); and

(e) all of Seller’s right, title, and interest, as landlord or lessor, in and to each of the Leases (as hereinafter defined) and any and all guaranties of the Leases; and

(f) all of Seller’s right, title, and interest in and to the plans and specifications with respect to the Improvements and any guarantees, trademarks, rights of copyright, warranties, or other rights related to the ownership of or use and operation of the Land, Personal Property, or Improvements, all governmental licenses and permits, and all intangibles associated with the Land, Personal Property, and Improvements, including the name “One West Fourth” and the logo therefor, if any.

(g) all of Seller’s right, title and interest in and to the contracts, if any, described on Exhibit “F” attached hereto (the “Contracts”), to the extent the same survive the Closing or require performance after Closing.

2. Earnest Money.

(a) Within three (3) business days after the effective date of this Agreement, Purchaser shall deliver to Chicago Title Insurance Company (“Escrow Agent”) as initial earnest money (the “Earnest Money”), the amount of One Million and No/100 Dollars ($1,000,000.00), which Earnest Money shall be held and disbursed by Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement attached hereto as “Exhibit J”, by this reference incorporated herein (the “Earnest Money Escrow Agreement”). At the Closing (as hereinafter defined), the Earnest Money shall be applied as partial payment of the Purchase Price due and payable at Closing pursuant to Paragraph 3 below.

(b) For the purposes of this Agreement the term “Earnest Money” shall mean whatever sums have been delivered to Escrow Agent as earnest money hereunder. The Earnest Money shall be applied to the Purchase Price at the Closing, and shall otherwise be held, refunded, or disbursed in accordance with the terms of this Agreement and the Earnest Money Escrow Agreement. All interest and other income from time to time earned on the Earnest Money shall belong to Purchaser and shall be disbursed to Purchaser at any time or from time to time as Purchaser shall direct Escrow Agent, as provided in the Earnest Money Escrow Agreement. In no event shall any such interest or other income be deemed a part of the Earnest Money.

3. Purchase Price. Subject to adjustment and credits as otherwise specified in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be Seventy-Seven Million Seven Hundred Thousand and No/100 Dollars ($77,700,000.00). The Purchase Price shall be paid by Purchaser to Seller at the Closing (as hereinafter defined) by cashier’s check or by wire transfer of immediately available federal funds, less the amount of Earnest Money and less the amount outstanding under “New York Life Loan” (as herein defined), and subject to prorations, adjustments, and credits as otherwise specified in this Agreement.

4. Purchaser’s Inspection and Review Rights. Commencing on the effective date of this Agreement and subject to the rights of the Tenants (as hereinafter defined), upon giving reasonable advance notice to Seller’s property manager, Purchaser and its agents, engineers, or representatives, with Seller’s full cooperation, shall have the privilege of going upon the Property as needed to inspect, examine, test, and survey the Property at all reasonable times and from time to time. Such privilege shall include the right to make borings and other tests to obtain information necessary to determine surface and subsurface conditions, provided that such activities do not materially interfere with the rights of Tenants or the ongoing operation of the Property. Purchaser shall maintain or shall cause to be maintained at all times during its entry upon the Property, commercial general liability insurance with limits of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence combined single limit. Such policy of insurance shall name Seller as an additional insured, and such policy shall be primary with respect to the activities of Purchaser and its agents, engineers or representatives at the Property, whether or not Seller holds other policies of insurance. If requested by Seller, a certificate issued by the insurance carrier of such policy shall be delivered to Seller prior to entry upon the Property by Purchaser or its agents, engineers or representatives. Purchaser hereby agrees to indemnify Seller and hold Seller harmless from any liens, claims, liabilities, and damages incurred by Seller as the result of Purchaser entering onto the Property or making its examination thereof (this obligation of Purchaser being hereinafter referred to as “Purchaser’s Continuing Indemnification Obligation”) (but excluding any liability arising out of the environmental condition of the Property prior to the date of Closing or the presence of toxic or hazardous substances thereon prior to the date of Closing and excluding any claims arising out of a release of or in-place hazardous or toxic substances on or under the Property prior to the date of Closing), and Purchaser further agrees to repair any damage to the Property caused by Purchaser’s entry onto the Property and/or conducting its investigations thereof (excluding any damage arising out of a release of existing or in-place hazardous or toxic substances on or under the Property prior to the date of Closing). At all reasonable times prior to the Closing, Seller shall make available to Purchaser, or Purchaser’s agents and representatives, at Seller’s office on the Property, for review and copying at Purchaser’s expense, all books, records, and files relating to the ownership and operation of the Property, including, without limitation, title matters, tenant files, tenant credit information, commission agreements, service and maintenance agreements, maintenance records for HVAC and other equipment and the roof(s) on the Improvements, as-built plans and specifications, environmental reports, engineering reports, reports of insurance carriers insuring the Property, and other contracts, books, records, operating statements, expense budgets, and other information relating to the Property. Seller further agrees to in good faith assist and cooperate with Purchaser in coming to a thorough understanding of the books, records, and files relating to the Property. Seller further agrees to provide to Purchaser prior to the date which is five (5) days after the effective date of this Agreement, to the extent the same are in the possession of or under the control of Seller, the most current boundary and “as-built” surveys of the Land and Improvements and any title insurance policies, appraisals, building inspection reports, environmental reports, certificates of occupancy, building permits, zoning letters and instruments reflecting the approval of any association governing the Property or relating thereto. At no cost or liability to Seller, Seller shall cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller’s books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same. At no cost to Seller, Seller shall use commercially reasonable efforts to cause the authors of appraisal, environmental and building inspection reports to issue reliance letters addressed to Purchaser and Purchaser’s lender, if any, in form and substance reasonably acceptable to Purchaser, at least fifteen (15) days prior to the expiration of the Inspection Period, provided any costs associated therewith shall be paid by Purchaser. Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission to file audited financial statements for one (1) to three (3) years with regard to the Property. At no cost or liability to Seller, Seller shall (i) cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller’s books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same, (ii) execute a form of “rep” letter in form and substance reasonably satisfactory to Seller, and (iii) furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request. Purchaser will pay the costs associated with any such audit.

5. Special Condition to Closing. Purchaser shall have thirty (30) days after the effective date of this Agreement (the “Inspection Period”) to make investigations, examinations, inspections, market studies, feasibility studies, lease reviews, and tests relating to the Property and the operation thereof in order to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser. Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice to Seller of such election to terminate. If Purchaser so elects to terminate this Agreement, Seller shall be entitled to retain the sum of Twenty-Five Dollars ($25.00) of the Earnest Money, and the balance of the Earnest Money shall be refunded by Seller to Purchaser, whereupon, except for Purchaser’s Continuing Indemnification Obligations, which shall survive the termination of this Agreement, and except as otherwise expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the termination rights granted to Purchaser during the Inspection Period. In the event Purchaser fails to terminate this Agreement during the Inspection Period, the Earnest Money (including any Earnest Money paid to extend the date of Closing pursuant to Paragraph 10(b)) shall be nonrefundable to Purchaser (but shall be applied towards the Purchase Price at Closing) unless (i) Seller defaults on its obligations hereunder or (ii) any general condition precedent to Seller’s obligations regarding the Closing are not satisfied, in which event the Earnest Money shall be refunded to Purchaser.

6. General Conditions Precedent to Purchaser’s and Seller’s Obligations Regarding the Closing.

(a) In addition to the conditions to Purchaser’s obligations set forth in Paragraph 5 above, the obligations and liabilities of Purchaser hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Purchaser to Seller:

(i) Seller has complied with and otherwise performed each of the covenants and obligations of Seller set forth in this Agreement.

(ii) All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects when made and as of the date of Closing as though such representations and warranties were made on and as of the date of Closing (and, except for representations and warranties which have been qualified to Seller’s knowledge, as if made without limitation or qualification as to Seller’s knowledge).

(iii) There has been no adverse change to the title to the Property which has not been cured and the Title Company (as hereinafter defined) has issued an owner’s title insurance commitment on the Land and Improvements and is prepared to issue to Purchaser upon the Closing a fee simple owner’s title insurance policy on the Land and Improvements which shall include only the Permitted Exceptions in Schedule B thereof.

(iv) Purchaser shall have received the Tenant Estoppel Certificates referred to in Paragraph 9, duly executed by the Tenants at least five (5) days prior to the date of Closing.

(v) No Tenant shall be in material default under the terms of such Tenant’s Lease as of the date of Closing.

(vi) There has been no material adverse change in the financial condition of Wachovia Bank, National Association (“Wachovia”) and Womble, Carlyle, Sandridge & Rice, PLLC (“Womble Carlyle”) from that existing as of the date of this Agreement.

(vii) Seller shall have delivered to Purchaser a certificate of the applicable governing authority stating the zoning classification of the Land and Improvements, which zoning classification shall permit the construction, operation and use of the Property as an office building and uses ancillary thereto, including all current uses of the Land and Improvements.

(viii) Except for Wachovia’s possession of the sixth floor, the tenant upfit for which has not yet commenced (however, rent is being paid thereon), each of the Tenants shall be in possession of its premises under the Leases, and rent shall have commenced under each of the Leases.

(ix) New York Life Insurance Company (“New York Life”), the holder of that certain mortgage encumbering the Property, and recorded in Book 2303, Page 4404, Forsyth County Registry (the “New York Life Mortgage”), evidencing indebtedness to New York Life in the original principal amount of Fifty Three Million and No/100 Dollars ($53,000,000), has consented in writing to the transfer of the Property subject to the New York Life Mortgage, without charge (or, if there is a charge for such transfer by New York Life that Seller agrees to pay such charge).

If Purchaser shall terminate this Agreement as a result of the non-satisfaction of any of the foregoing conditions, Purchaser shall be entitled to an immediate return of the Earnest Money, provided, however, Purchaser shall remain obligated for Purchaser’s Continuing Indemnification Obligations.

(b) The obligations and liabilities of Seller hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with Closing, any of which may be waived by written notice from Seller to Purchaser:

(i) Purchaser must have assumed all of Seller’s obligations of the New York Life Mortgage required to be performed after the date of Closing by executing an assumption agreement in a form satisfactory to New York Life (the “Assumption Agreement”) and Seller must have been released by New York Life from all the obligations of Seller under the New York Life Mortgage required to be performed by Seller after the date of Closing.

(ii) Purchaser shall have delivered to New York Life, from an acceptable guarantor, a guaranty (the “New Guaranty”) similar in form to that guaranty executed by Magnolia One Partners, LLC, Magnolia Partners, LLC, William T. Wilson, III, John E. Reece, II, Graydon O. Pleasants and Jack O. Dunn (collectively the “Original Guarantors”) to New York Life (the “Original Guaranty”) guaranteeing the Guarantied Obligations defined in the Original Guaranty and the Original Guarantors shall have been released from their obligations under the Original Guaranty.

(iii) Purchaser shall have delivered to New York Life, from an acceptable indemnitor, an environmental indemnity agreement (the “New Environmental Indemnity Agreement”) similar in form to that Environmental Indemnity Agreement executed by Magnolia One Partners, LLC, Magnolia Partners, LLC, William T. Wilson, III, John E. Reece, II, Graydon O. Pleasants and Jack O. Dunn (collectively the “Original Indemnitors) to New York Life (the “Original Indemnity”) indemnifying New York Life from loss or damage resulting from certain environmental matters and the Original Indemnitors shall have been released from their obligations under the Original Indemnity.

(iv) Purchaser shall have delivered to New York Life, from an acceptable guarantor, a rental guaranty agreement similar in form to that Rental Guaranty executed by Magnolia One Partners, LLC, Magnolia Partners, LLC, William T. Wilson, III, John E. Reece, II, Graydon O. Pleasants and Jack O. Dunn (collectively the “Original Rent Guarantors”) to New York Life (the “Original Rental Guaranty”) guaranteeing the rental to be paid by CCAB II, LLC (doing business as Café Carolina) under its Lease in the event of a default thereunder and the Original Rent Guarantors shall have been released from their obligations under the Original Rental Guaranty.

(v) Purchaser shall have delivered to New York Life a Shell Space Leasing Cost Escrow Agreement (the “New Shell Space Leasing Cost Escrow Agreement”) similar in form to that Shell Space Leasing Cost Escrow Agreement executed by Seller to New York Life (the “Original Shell Space Leasing Cost Escrow Agreement”) and Seller shall have been released from its obligations under the Original Shell Space Leasing Cost Escrow Agreement, and except for the sums which shall remain in escrow thereunder for tenant improvements for Wachovia and CCAB II, LLC pursuant to Paragraph 14(h) of this Agreement, Purchaser shall have funded the amounts required to remain in escrow under the Shell Space Leasing Cost Escrow Agreement (also as provided in Paragraph 14(h) hereof) by delivering either (i) the requisite amount of cash therefor to the Escrow Agent under the New Shell Space Leasing Cost Escrow Agreement or (ii) a letter of credit to New York Life in lieu of cash, said letter of credit to be in a form acceptable to New York Life.

(vi) Purchaser shall have delivered to New York Life a WCSR Escrow Agreement (the “New WCSR Escrow Agreement”) similar in form to that WCSR Escrow Agreement executed by Seller to New York Life (the “Original WCSR Escrow Agreement”) which requires that all sums paid by Womble Carlyle Sandridge & Rice for the privilege of terminating its Lease with respect to a portion of its leased premises be paid into escrow and utilized to re-upfit such released space for another tenant thereof, and Seller shall have been released from its obligations under the Original WCSR Escrow Agreement.

(vii) Purchaser shall have delivered to New York Life an Anchor Lease Rollover Escrow Agreement (the “New Anchor Lease Rollover Escrow Agreement”) similar in form to that Anchor Lease Rollover Escrow Agreement executed by Seller to New York Life (the “Original Anchor Lease Rollover Escrow Agreement”) and Seller shall have been released from its obligations under the Original Anchor Lease Rollover Escrow Agreement, and Purchaser shall have funded the amounts required to remain in escrow under the Anchor Lease Rollover Escrow Agreement (as provided in Paragraph 14(h) hereof) by delivering either (i) the requisite amount of cash therefor to the Escrow Agent under the New Anchor Lease Rollover Escrow Agreement or (ii) a letter of credit to New York Life in lieu of cash, said letter of credit to be in a form acceptable to New York Life..

If Seller shall terminate this Agreement as a result of the non-satisfaction of any of the foregoing conditions, Purchaser shall be entitled to an immediate return of the Earnest Money, provided, however, Purchaser shall remain obligated for Purchaser’s Continuing Indemnification Obligations.

7. Title to the Property. Good and marketable fee simple record title to the Land and Improvements shall be conveyed by Seller to Purchaser at Closing by Special Warranty Deed, free and clear of all liens, easements, restrictions, and encumbrances whatsoever, excepting only the matters set forth on Exhibit ”C” attached hereto (hereinafter referred to as the “Permitted Exceptions”). Seller covenants and agrees that Seller, at its sole cost and expense, shall, within ten (10) days after the effective date of this Agreement, cause Investors Title Insurance Company (“Title Company”) to deliver to Purchaser its commitment (the “Title Commitment”) to issue to Purchaser upon the recording of the Special Warranty Deed conveying title to the Land and Improvements from Seller to Purchaser, the payment of the Purchase Price, and the payment to the Title Company of the policy premium therefor, an ALTA owner’s policy of title insurance, in the amount of the Purchase Price, insuring good and marketable fee simple record title to the Land and Improvements to be owned by Purchaser without exception (including any standard exception) except for the Permitted

Exceptions, and shall contain the following endorsements to the extent the same are available in the State of North Carolina: comprehensive, zoning, covenants and restrictions, survey, contiguity, and access. The Title Commitment shall not contain any exception for unpaid taxes other than an exception for taxes for 2004 and subsequent years not yet due or payable, and subsequent assessments for prior years due to change in land usage or ownership, not yet due and payable. Such Title Commitment shall not contain any exception for rights of parties in possession other than an exception for the rights of the Tenants (as hereinafter defined), as tenants only, under the Leases. If the Title Commitment shall contain an exception for the state of facts which would be disclosed by a survey of the Land and Improvements or an “area and boundaries” exception, the Title Commitment shall provide that such exception will be deleted upon the presentation of a current “as-built” survey, in which case the Title Commitment shall be amended to contain an exception only for the matters shown on the as-built survey obtained by Purchaser, if any, or for any survey matter which arises subsequent to the date of this current survey. The Title Commitment shall also contain such other special endorsements as Purchaser shall reasonably require (the “Endorsements”). Seller shall also cause to be delivered to Purchaser together with such Title Commitment, legible copies of all documents and instruments referred to therein. Depending upon the identity of the Title Company selected by Seller and approved by Purchaser to issue the Title Commitment, Purchaser may require reinsurance of portions of the title risk to title companies and in amounts acceptable to Purchaser. Any reinsurance shall be pursuant to a reinsurance agreement providing direct access to the title insurance company issuing such reinsurance and shall otherwise be in a form approved by Purchaser, which approval shall not be unreasonably withheld. Purchaser, upon receipt of the Title Commitment and the copies of the documents and instruments referred to therein, shall then have ten (10) days during which to examine same after which Purchaser shall notify Seller of any defects or objections affecting the record marketability of the title to the Property, other than the Permitted Exceptions. Seller shall then have ten (10) days after receipt of such notice of title defects or objections from Purchaser to advise Purchaser in writing which of such title defects or objections Seller does intend to satisfy or cure, provided, however, Seller hereby agrees that Seller shall satisfy or cure any such defects or objections consisting of taxes, mortgages, deeds of trust (exclusive of the New York Life Mortgage), mechanic’s or materialman’s liens or other monetary encumbrances. If Seller fails to give written notice to Purchaser, within such ten (10) day period, regarding which title defects or objections Seller will elect to cure, Seller shall be deemed to have agreed to satisfy or cure all such defects or objections set forth in Purchaser’s notice. Seller shall have until the Closing (as hereinafter defined) to cure such defects and objections which Seller agreed (or is deemed to have agreed) to satisfy or cure as provided above. If Seller refuses to cure any title defect or objection or fails or refuses to cure any title defect or objection which Seller is required to cure herein, then, at the option of Purchaser: (i) if any such defects or objections arose by, through, or under Seller or if any such defects or objections consist of taxes, mortgages, deeds of trust (except the New York Life Mortgage), mechanic’s or materialman’s liens, or other such monetary encumbrances, Purchaser shall have the right to cure such defects or objections, in which event the Purchase Price payable pursuant to Paragraph 3 hereof shall be reduced by an amount equal to the costs and expenses incurred by Purchaser in connection with the curing of such defects or objections, and upon such curing, the Closing hereof shall proceed in accordance with the terms of this Agreement; or (ii) Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent, whereupon Escrow Agent shall promptly refund all Earnest Money to Purchaser, and Purchaser and Seller shall have no further rights, obligations, or liabilities hereunder, except for Purchaser’s Continuing Indemnification Obligations or as may

otherwise be expressly provided to the contrary herein; or (iii) Purchaser shall have the right to accept title to the Property subject to such defects and objections with no reduction in the Purchase Price, in which event such defects and objections shall be deemed “Permitted Exceptions”; or (iv) Purchaser may elect to extend the Closing for thirty (30) days in order to allow Seller additional time to satisfy such defects and objections. If Purchaser elects option (iv) above, and such defects and objections are not cured by Seller to the satisfaction of Purchaser within said thirty (30) day period, Purchaser shall then have the options set forth in items (i), (ii) and (iii) above.

If Purchaser fails to give Seller notice of defects or objections as to any matters disclosed by the Title Commitment within ten (10) days after Purchaser’s receipt thereof, then except for monetary liens or encumbrances, such as taxes, mortgages, deeds of trust (exclusive of the New York Life Mortgage), and mechanic’s and materialmen’s liens, such matters shall be deemed to be additional Permitted Exceptions.

8. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser, each of which shall be deemed material:

(a) Leases. Attached hereto as Exhibit ”D” is a complete list setting forth all leases in effect relating to the Property and all modifications and amendments to such leases (such leases, as modified and amended, being herein collectively referred to as the “Leases” or individually as “Lease”). Seller has delivered to Purchaser complete and accurate copies of all of the Leases. Seller is the “landlord” under all of the Leases and owns unencumbered legal and beneficial title to all of the Leases and the rents and other income there under, subject only to the collateral assignment of the Leases and rents thereunder in favor of New York Life, which holds the New York Life Mortgage encumbering the Property. The New York Life Mortgage shall be assumed by Purchaser at the Closing, as contemplated herein. The lessees or tenants identified in the Leases are hereinafter collectively referred to as “Tenants” or individually as “Tenant”.

(b) Rent Roll. Attached hereto as Exhibit ”E” is a complete and accurate rent roll (the “Rent Roll”) for the Property as of the date hereof setting forth all Leases and setting forth with respect to each Lease (i) the name of the Tenant thereunder; (ii) the commencement and termination dates of the term of such Lease and information relating to renewals or extensions thereof, any early termination rights of the Tenant thereunder and any rights of the Tenant thereunder to reduce the size of its premises; (iii) the premises covered by each such Lease (including the rentable square foot area of such premises); (iv) information relating to the right of the Tenant thereunder to expand the premises covered by such Lease, including expansion rights, rights of first refusal and rights of first offer; (v) the amount of rent, percentage rent and other charges payable thereunder, the dates of rent increases, and the date to which rent and other charges payable thereunder have been paid; and (vi) the amount of the security deposit (or payments in the nature thereof) required under such Lease and the amount thereof held by Seller and not applied by Seller to delinquent rent or other charges payable by the Tenant thereunder.

(c) Leases - Assignment. To the best of Seller’s knowledge, no Tenant has assigned its interest in its Lease or sublet any portion of the premises leased to such Tenant under its Lease, except (i) Womble Carlyle has assigned its lease to Branch Banking & Trust Company as collateral for a loan, (ii) Royster Smith & Shelton’s Lease has been assigned by merger with Dixon Odom, which has subsequently merged and is now known as Dixon Hughes, and (iii) except as may be otherwise set forth in the Rent Roll.

(d) Leases - Default. (i) Seller has not received any notice of termination or default under any of the Leases, (ii) to Seller’s knowledge, there are no existing or uncured defaults by Seller, by any predecessor landlord, or, to Seller’s knowledge, by any Tenant under the Leases, (iii) to Seller’s knowledge, except as set forth in the Rent Roll, there are no events which with passage of time or notice, or both, would constitute a default by Seller or by any Tenant, and Seller has complied with each and every undertaking, covenant, and obligation of Seller under each Lease required to be performed or observed through the date hereof, (iv) no Tenant has asserted any defense, set-off, or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to its Lease, and (v) no Tenant is using its premises in violation of an “exclusive” granted to another Tenant or occupant of the Property.

(e) Leases – Rents, Finish Work and Special Consideration. Except as reflected on the Rent Roll or in this Subparagraph 8(e), no Tenant: (i) has prepaid rent for more than the current month under such Tenant’s Lease, except for American Male Management Company (the parent and assignee of American Male), which prepaid rent for one (1) year on September 8, 2003 (and for which Purchaser shall receive a credit against the Purchase Price otherwise due at Closing), (ii) is entitled to receive any rent concession (not already taken) in connection with its tenancy under its Lease, (iii) is entitled to any special work or additional tenant finish work (not yet performed) or consideration (not yet given) in connection with its tenancy, except for Wachovia’s right to tenant finish work on the sixth floor and CCAB II, LLC’s right to the payment of Twenty-Two Thousand and No/100 Dollars ($22,000) of tenant finish work it completed, less the cost to be paid by CCAB II, LLC to relocate the main trunk line within the space in the Building adjacent to CCAB II, LLC’s leased premises for the Building’s heating, ventilation and air conditioning systems of the Building, and (iv) has any deed, option, or other evidence of any right or interest in or to the Property, except for such Tenant’s tenancy as evidenced by the express terms of the Tenant’s Lease.

(f) Leases - Commissions. No rental, lease, or other commissions with respect to any Lease are payable to Seller, to any partner or member of Seller, any party affiliated with or related to Seller or any partner or member of Seller or to any third party whatsoever, except for leasing commissions due to Meridian Realty Group in the event of the renewal of the lease with Dixon Hughes and to                                          in the event of the renewal of the lease with CCAB II (the “Lease Renewal Commissions”). All commissions payable under, relating to, or as a result of the Leases have been cashed-out and paid and satisfied in full by Seller or by Seller’s predecessor in title to the Property, except for the Lease Renewal Commissions, which shall be paid by Purchaser if they are due, and no further commissions shall be due or payable as a result of any Lease, or any extension of the term of any Lease or any expansion of the space leased thereunder (whether by amendment to such Lease or new lease with such Tenant), except for the Lease Renewal Commissions.

(g) Leases - Acceptance of Premises. (i) Each Tenant has accepted its leased premises located within the Property, including any and all work performed therein or thereon pursuant to its Lease, except Wachovia has not taken possession of the sixth floor of the Building constituting part of its leased premises, as the tenant upfit therefor has not yet commenced (however, rent is being paid thereon), (ii) each Tenant is in full and complete possession of its premises under its Lease (except for Wachovia’s possession of the sixth floor of the Building as set forth above), subject to any assignments or subleases specified on the Rent Roll, and (iii) Seller has not received notice from any Tenant that such Tenant’s premises are not in full compliance with the terms and provisions of such Tenant’s Lease or are not satisfactory for such Tenant’s purposes. No Tenant has indicated to Seller either orally or in writing its request or its intent to terminate its Lease prior to the expiration of the respective term of such Lease or to reduce the size of the premises leased by such Tenant.

(h) Service Contracts. Attached hereto as Exhibit ”F” is a complete and accurate list and description of all of the service contracts, management agreements, or other agreements (other than the Leases) which are in effect and which relate to the operation, management, or maintenance of the Property (said agreements being herein collectively referred to as the “Service Contracts”). Seller has provided Purchaser with complete and accurate copies of all Service Contracts. All such Service Contracts are in full force and effect in accordance with their respective provisions, all payments required to be made by Seller or the “Owner” thereunder have been paid in full, and there is no default, or claim of default, or any event which the passage of time or notice, or both, would constitute a default on the part of any party to any of such Service Contracts. All Service Contracts are terminable without penalty or obligation to pay any severance or similar compensation on no more than thirty (30) days’ notice, except as expressly set forth on Exhibit ”F ”. Seller agrees to cancel, effective no later than the Closing, any of the Service Contracts specified by Purchaser in a written notice to Seller given at least thirty (30) days prior to the Closing. All Service Contracts are assignable by Seller to Purchaser and no Service Contract prohibits such assignment or provides for any right, claim, or cause of action against Purchaser or the Property upon such Assignment. Seller has cancelled or will cancel, effective as of the Closing, any agreement in the nature of a management agreement or service contract between Seller and any partner or member of Seller or any party affiliated with or related to Seller or any partner or member of Seller.

(i) Warranties and Guaranties. Attached hereto as Exhibit ”G” is a complete and accurate list and description of all of the warranties and guaranties of contractors, vendors, manufacturers and other parties which are known by Seller to be in effect and to relate to the Property. Within five (5) days after the effective date of this Agreement, Seller shall provide Purchaser with complete and accurate copies of all such warranties and guaranties which are written, which are known by Seller to relate to the Property and which are in the possession or control of Seller.

(j) No Other Agreements. Other than the Leases, the Service Contracts, and the Permitted Exceptions, there are no leases, service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property, any rights to acquire all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property. Additionally, Seller is not, and shall not be, obligated to make any contribution to any association or similar organization as a consequence of any contract or agreement or as a consequence of ownership of the Property, either now or at any time in the future, nor is Seller obligated to make any contributions for any advertising relating to the Property or any Tenant.

(k) No Litigation. There are no actions, suits, or proceedings pending, or to the best of Seller’s knowledge threatened by any organization, person, individual, or governmental agency against Seller with respect to the Property or against the Property, nor does Seller know of any basis for such action. Seller also has no knowledge of any pending or threatened application for changes in the zoning applicable to the Property or any portion thereof.

(l) Condemnation. No condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted and, to the best of Seller’s knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof or its use.

(m) Proceedings Affecting Access. That portion of the Property constituting the parking deck adjacent to the Building (the “Parking Deck”) is served by curb cuts for direct vehicular access to and from Liberty Street and Main Street adjoining the Parking Deck. These streets adjoining the Parking Deck are public streets. There are no pending or, to the best of Seller’s knowledge, threatened proceedings that could have the effect of impairing or restricting access between the Property and adjacent public roads.

(n) No Roll-Back Taxes. The Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or to receive a reduction, abatement or deferment of ad valorem taxes which, in such case, will result in additional, catch-up or roll-back ad valorem taxes in the future in order to recover the amounts previously reduced, abated or deferred.

(o) No Assessments. No assessments have been made against the Property that are unpaid, whether or not they have become liens, and no impact fees or similar charges or sums are payable as result of the construction of the Improvements. If the Property, or any part thereof, shall be, or shall have been affected by an assessment or assessments, made on or before the date of Closing, and that are, or may become payable in installments, and if the payment of all of such installments are not the unconditional obligation of any Tenant under the Leases, then for the purposes of this Agreement all of the unpaid installments of any such assessments, the payment of which are not the unconditional obligation of any Tenant under the Leases, including those that are to become due and payable after the Closing, shall be deemed to be due and payable immediately and shall be paid and discharged in full by Seller at the Closing.

(p) Conditions of Improvements. Seller is not aware of any structural or other defects in the Improvements. The heating, ventilating, air conditioning, electrical, plumbing, water, elevator(s), roofing, storm drainage and sanitary sewer systems at or servicing the Land and Improvements are, to the best of Seller’s knowledge, but without any independent investigation or inquiry, in good condition and working order and Seller is not aware of any defects or deficiencies, latent or otherwise, therein.

(q) Certificates. There are presently in effect permanent certificates of occupancy, licenses, and permits as may be required for the Property, and the present use and occupation of the Property is in compliance and conformity with the certificates of occupancy and all licenses and permits. Within three (3) days after the effective date of this Agreement, Seller shall provide Purchaser with complete and accurate copies of all such Certificates of Occupancy, licenses and permits which are known by Seller to relate to the Property and which are in the possession or control of Seller. There has been no notice or request of any municipal department, insurance company or board of fire underwriters (or organization exercising functions similar thereto), or mortgagee directed to Seller and requesting the performance of any work or alteration in respect to the Property which has not been complied with.

(r) Compliance With Governmental Requirements. To Seller’s knowledge, but without having made any recent independent investigation, there are no violations of law, municipal or county ordinances, or other legal requirements with respect to the Property, and the Improvements thereon comply with all applicable legal requirements with respect to the use, occupancy, and construction thereof, including the Americans with Disabilities Act. The Property is currently zoned in a classification such as will permit the operation of the Property as an office building and the conditions, if any, to the granting of the zoning of the Property have been satisfied. The Property is not located in a wetland area or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization or in an area of special risk with respect to earth movement, rising groundwater, or other natural hazards.

(s) Utilities. All utilities necessary for the use of the Property as an office building of the size and nature situated thereon, including water, sanitary sewer, storm sewer, natural gas, electricity, and telephone, are installed and operational, and such utilities either enter the Property through adjoining public streets, or, if they pass through adjoining private land, do so in accordance with valid public easements or private easements which inure to the benefit of the Property.

(t) Surveys. Seller has heretofore delivered to Purchaser the most current boundary and “as-built” surveys of the Land and Improvements in the possession or control of Seller, but Seller makes no representation or warranty with respect to the accuracy or completeness thereof.

(u) Initial Utility Charges. All installation and connection charges for utilities serving the Property have been paid in full.

(v) Operating Expense Statement. The “Operating Expense Statement” attached hereto as Exhibit ”H” and by this reference made a part hereof is, in every material respect, a complete, true, and accurate list and description of all income and all operating expenses and other financial and expense information relating to the rental, operation, management, and maintenance of the Property during the period from January 1, 2003 through March 31, 2004.

(w) No Liens. Except for CCAB II, LLC’s right to the payment of Twenty-Two Thousand and No/100 Dollars ($22,000) of tenant finish work it completed, less the cost to be paid by CCAB II, LLC to relocate the main trunk line within the space in the Building adjacent to CCAB II, LLC’s leased premises for the Building’s heating, ventilation and air conditioning systems of the Building, all contractors, subcontractors, and other persons or entities furnishing work, labor, materials, or supplies by or at the instance of Seller for the Property have been paid in full and, other than routine ongoing charges pursuant to the Service Contracts, there are no claims against the Property or Seller in connection therewith.

(x) No Liens Upon Building Service Equipment. None of the fixtures, equipment, apparatus, fittings, machinery, appliances, furniture, furnishings, and articles of personal property attached or appurtenant to, or used in connection with the occupation or operation of, all or any part of the Property are leased by Seller from third parties, and all of same which are owned by Seller, including the Personal Property, are free of any and all liens, encumbrances, charges, or adverse interests, except for the security interest granted to the holder of the New York Life Mortgage.

(y) Tax Returns. All property tax returns required to be filed by Seller relating to the Property under any law, ordinance, rule, regulation, order, or requirement of any governmental authority have been, or will be, as the case may be, truthfully, correctly, and timely filed.

(z) Employees. There are no employment, collective bargaining, or similar agreements or arrangements between Seller and any of its employees or others which will be binding on Purchaser or any of Purchaser’s successors in title.

(aa) Bankruptcy. Seller is solvent and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(bb) Pre-existing Right to Acquire. No person or entity has any right or option to acquire the Property or any portion thereof which will have any force or effect after execution hereof, other than Purchaser.

(cc) Effect of Certification. Neither this Agreement nor the transactions contemplated herein will constitute a breach or violation of, or default under, or will be modified, restricted, or precluded by the Leases, the Service Contracts, or the Permitted Exceptions, except that the transaction contemplated hereby violates (i) the documents evidencing the New York Life Mortgage (and will require the consent of New York Life) and (ii) the documents evidencing a loan to the City of Winston-Salem secured by the Parking Deck (which shall be paid in full [including pre-payment penalty, if any] at Closing by Seller, from the Purchase Price).

(dd) Authorization. Seller is a duly organized and validly existing limited liability company under the laws of the State of North Carolina and has duly registered and is qualified to transact business in the State of North Carolina. This Agreement has been duly authorized and executed on behalf of Seller, all necessary action on the part of Seller to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose, and this Agreement constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) be in violation of Seller’s Operating Agreement, (ii) conflict with or result in the breach or violation of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Seller, or (iii) constitute a breach of any evidence of indebtedness or agreement of which Seller is a party or by which Seller is bound.

(ee) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(ff) Hazardous Substances. To Seller’s knowledge, based solely upon that Phase I environmental assessment of the Property prepared by Engineering Consulting Services, Ltd., dated December 29, 1999, (i) no “hazardous substances”, as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq., and the rules and regulations promulgated pursuant to these acts, any so-called “super-fund” or “super-lien” laws or any applicable state or local laws, nor any other pollutants, toxic materials, or contaminants have been or shall prior to Closing be discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on the Property, except for the storage of office supplies normally stored by offices for office use and some cleaning solvents, both of which are being stored in compliance with environmental laws, (ii) no asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Property, (iii) no polychlorinated biphenyls are located on or in the Property, in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or any other device or form, (iv) no underground storage tanks are located on the Property or were located on the Property and subsequently removed or filled,

(v) no investigation, administrative order, consent order and agreement, litigation, or settlement with respect to hazardous substances is proposed, threatened, anticipated or in existence with respect to the Property, and (vi) the Property has not previously been used as a landfill, cemetery, or as a dump for garbage or refuse. Seller hereby indemnifies Purchaser and agrees to hold Purchaser harmless from and against any lost, cost, damage, liability or expense due to our arising out to the breach of any representation or warranty contained in this Paragraph 19. The representations and warranties set forth in this Paragraph 19 and the indemnification given herein shall expressly survive the execution and delivery of the General Warranty Deed conveying the Land and Improvements from Seller to Purchaser.

At Closing, Seller shall represent and warrant to Purchaser that all the representations and warranties of Seller in this Agreement remain true and correct in every material respect as of the date of the Closing, except for any changes in any such representations or warranties that occur and are disclosed by Seller to Purchaser expressly and in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by Seller to the date of Closing. Each and all of the express representations and warranties made and given by Seller to Purchaser herein shall survive the execution and delivery of the Special Warranty Deed by Seller to Purchaser for a period of six (6) months after the Closing, except to the extent that a notice of breach of any representation or warranty has been given prior to such expiration, in which event such representation and warranty shall continue, but only if Purchaser files a claim against Seller for such breach of such representation and warranty in a court of competent jurisdiction prior to the end of such additional six (6) month period. If there is any change in any representations or warranties and Seller does not cure or correct such changes prior to Closing, then Purchaser may, at Purchaser’s option, (vii) close and consummate the transaction contemplated by this Agreement, except that after such closing and consummation Purchaser shall have the right to seek monetary damages from Seller for any such changes willfully caused by Seller or any such representations or warranties willfully breached by Seller, or (viii) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned to Purchaser, and thereafter the parties hereto shall have no further rights or obligations hereunder, except only (1) for such rights or obligations that, by the express terms hereof, survive any termination of this Agreement (specifically including Seller’s Continuing Indemnification Obligations) and (2) that Purchaser shall have the right to seek monetary damages from Seller for any changes in such representations and warranties willfully caused by Seller or any such representations and warranties willfully breached by Seller.

Notwithstanding the foregoing, Purchaser shall have no claim against Seller unless the amount of damages incurred by Purchaser as the result of a misrepresentation or breach of warranty by Seller causes damages to Purchase in excess of $25,000.00, in which case Purchaser shall be entitled to file a claim for all actual damages suffered by Purchaser (as the result of such misrepresentation or breach of warranty), including the $25,000.00 threshold amount.

Subject to Purchaser’s rights of inspection and investigation during the Inspection Period, Purchaser acknowledges for Purchaser and Purchaser’s successors, and assignees, that Purchaser has been given a reasonable opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, including all documents and contracts related to the Property, either independently or through agents and experts of Purchaser’s choosing. EXCEPT AS LIMITED

BELOW OR AS OTHERWISE SET FORTH IN THIS AGREEMENT, SELLER AND PURCHASER AGREE THAT THE PROPERTY SHALL BE SOLD AND THAT PURCHASER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE “AS IS, WHERE IS, WITH ALL FAULTS” WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND EXCEPT AS EXPRESSLY SET FORTH HEREIN THAT SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTY OF INCOME WHICH MAY BE EARNED IN THE FUTURE, FUTURE OPERATING EXPENSES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (BUT SPECIFICALLY EXCLUDING THE LIMITED WARRANTY OF TITLE TO BE GIVEN IN THE DEED FROM SELLER TO PURCHASER), AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT FOR SELLER’S REPRESENTATIONS WHICH ARE EXPRESSLY SET FORTH HEREIN, PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER AS TO THE FOLLOWING MATTERS: (1) THE CONDITION OR SAFETY OF THE PROPERTY OR ANY SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, IF ANY, FOUNDATIONS, SOILS AND GEOLOGY INCLUDING SUITABILITY OF THE PROPERTY OR ITS IMPROVEMENTS FOR A PARTICULAR PURPOSE; (2) WHETHER THE PLUMBING OR UTILITIES ARE IN WORKING ORDER; (3) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (4) THE FITNESS OF ANY PERSONAL PROPERTY; OR (5) EXCEPT AS OTHERWISE SET FORTH HEREIN, WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH THE APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES. EXCEPT FOR SELLER’S REPRESENTATIONS EXPRESSLY SET FORTH HEREIN PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTY WITH REGARD TO THE ABOVE-REFERENCED MATTERS, AND NOT UPON ANY REPRESENTATIONS MADE BY SELLER OR SELLER’S AGENTS RELATED TO THE ABOVE-REFERENCED MATTERS.

9. Seller’s and Purchaser’s Covenants.

(a) Seller does hereby further covenant and agree as follows:

(i) Operation of Property. Seller hereby covenants that, from the date of this Agreement up to and including the date of Closing, Seller shall: (i) not negotiate with any third party respecting the sale of the Property or any interest therein, (ii) not modify, amend, or terminate any of the Leases, (iii) not waive any rights of Seller under any Lease or contract, (iv) not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property, and (v) cause the Property to be operated, maintained, and repaired in the same manner as the Property is currently being operated, maintained, and repaired.

Until the Closing of this transaction, Seller shall not enter into any new lease or like arrangement with respect to the Building or any part thereof or the Property or any part thereof, without first obtaining Purchaser’s express written consent with respect to such proposed new lease or like arrangement, and with respect to such new lease(s), such notification by Seller to Purchaser shall include the costs (i.e., leasing commission and tenant improvement costs) to be incurred in connection with any new lease (the “Lease Notification”). Purchaser shall have five (5) business days (the “First Consent Period”) to consent or deny consent to a new lease for which a Lease Notification has been given. A failure to respond by Purchaser within the First Consent Period shall be deemed an acceptance of such new lease three (3) business days (the “Second Consent Period”) after Purchaser’s receipt from Seller of a notice that Purchaser has failed to deny its consent to the proposed lease subject to the Lease Notification, but only if Purchaser fails to deny its consent to such Lease before the end of the Second Consent Period. If Purchaser denies its consent to a proposed lease during the Second Consent Period, Purchaser shall be deemed to not have consented to such new lease. If Purchaser accepts such a new lease, Purchaser shall, at Closing, reimburse Seller for all tenant improvements funds and commissions paid by Seller for such new lease from the time of acceptance by Purchaser of such new lease, through Closing, and such new lease shall otherwise be considered a “Lease” for the purposes of this Agreement.

(ii) Removal of Personal Property. Seller shall neither transfer nor remove any Personal Property or fixtures from the Property after the date of this Agreement except for the purposes of replacement thereof, in which case such replacements shall be promptly installed and shall be comparable in quality to the items being replaced.

(iii) Preservation of Leases. Seller shall, from and after the date of this Agreement to the date of Closing, use its best efforts to perform and discharge all of the duties and obligations and shall otherwise comply with every covenant and agreement of the landlord or lessor under the Leases, at Seller’s expense, in the manner and within the time limits required thereunder. Seller shall, for the same period of time, use diligent and good faith efforts to cause the Tenants under the Leases to perform all of their respective duties and obligations and otherwise comply with each and every one of their covenants and agreements under such Leases and shall take such actions as are reasonably necessary to enforce the terms and provisions of such Leases. Seller hereby agrees that from and after full execution of this Agreement, Seller shall not credit any portion of the security deposits, if any, against defaults or delinquencies of the Tenants under the Leases.

(iv) Tenant Estoppel Certificates. Prior to Closing, Seller shall endeavor to obtain and deliver to Purchaser a fully completed estoppel certificate with respect to each of the Leases in the form attached hereto as Exhibit ”I” (the “Tenant Estoppel Certificates”), duly executed by the Tenant thereunder; provided Purchaser acknowledges that Seller will not attempt to obtain the Tenant Estoppel Certificates until after the Inspection Period has expired and Purchaser is obligated to purchase the Property under the terms of this Agreement. The Tenant Estoppel Certificates shall be executed as of the date not more than fifteen (15) days prior to Closing. Purchaser’s obligations under this Agreement shall be conditioned upon Purchaser receiving an executed Estoppel Certificates from each of the Tenants prior to Closing. If Seller is unable to obtain a Tenant Estoppel Certificate with respect to any Lease other than the Lease with Wachovia and Womble Carlyle (for which Seller must deliver a Tenant Estoppel Certificate), Seller shall make a written representation and warranty to Purchaser at Closing with respect to the matters set forth in the form of such Tenant Estoppel Certificate (a “Seller’s Estoppel Certificate”), provided, however, Seller may, after the Closing, substitute Tenant Estoppel Certificates for Seller Estoppel Certificates previously furnished, and thereafter, Seller shall be relieved from any liability to Purchaser with respect to any Seller’s Estoppel Certificate substituted by a Tenant Estoppel Certificate delivered subsequent to Closing.

(v) Insurance. From and after the date of this Agreement to the date and time of Closing, Seller shall, at its expense, continue to maintain the same special form/”all risk” insurance covering the Property which is currently in force and effect.

(vi) Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or Wells Operating Partnership, L.P. or Wells Real Estate Investment Trust, Inc.) to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (Ernst & Young or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the year of Closing (to the date of Closing) and the two prior years, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation in the form attached hereto as Exhibit “O”, and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.

(vii) As-Built Survey. Within five (5) days after the effective date of this Agreement, Seller shall deliver to Purchaser a survey of the Property by Stantec

Consulting, Inc. dated November 22, 2002, which is the most current boundary and “as-built” survey of the Land and Improvements in the possession or control of Seller. Purchaser may obtain, at Purchaser’s sole cost and expense, an updated as-built survey of the Land and Improvements prepared for and certified to Purchaser and the Title Company by a registered land surveyor approved by Purchaser, which approval shall not be unreasonably withheld. The as-built survey shall comply with the minimum detail requirements for land title surveys as adopted by the American Land Title Association and American Congress on Surveying and Mapping, adopted in 1999, shall be dated not earlier than one (1) month prior to Closing, such survey may show the following items:

(A) The political subdivision, county, and such other notations as will accurately describe the property surveyed.

(B) All courses and distances of the boundaries of the Land.

(C) The location of all Improvements (including measured dimensions) on the Land with the dimensions in relation to lot and building lines. If any applicable restrictions, recorded plats, or zoning ordinances require a building to be set back specified distances from streets or property lines, the as-built survey must show measured distances from said building to said streets or lines.

(D) The location of all rights-of-way, water courses, drains, sewers, utility easements, driveways, or roads which serve the Land and Improvements or to which the Land and Improvements are subject.

(E) The names and widths of streets with the distance from the nearest corner to the beginning point of Land surveyed.

(F) The total acreage or square foot area of the Land and the location and number of paved parking spaces.

(G) The names of adjoining owners on all sides of the Land.

(H) Certification by the surveyor that the real property, as shown and described in the as-built survey, does not constitute an illegal subdivision of land under applicable county or city ordinances.

(I) Certification as to whether or not the Land lies within a flood zone as determined by the United States Department of Housing and Urban Development. If the Land lies within a flood zone, the certification should reflect the flood zone classification.

(b) Purchaser does hereby covenant and agree as follows:

(i) Purchaser acknowledges that all information with respect to the Property furnished to Purchaser (collectively, the “Confidential Information”), is and has been so furnished on the condition that Purchaser maintains the confidentiality thereof. Accordingly, Purchaser shall, and shall cause its partners, officers, employees, agents, contractors and representatives to, hold in strict confidence, and not disclose to any other person or entity without the prior written consent of Seller until the Closing shall have been consummated, any of the Confidential Information in respect of the Property delivered to Purchaser by Seller or any of its agents, representatives, partners, officers or employees. If the Closing does not occur and this Agreement is terminated, Purchaser shall promptly return, or cause to be returned, to Seller all copies of such Confidential Information without retaining, or permitting retention of, any copy thereof. Notwithstanding anything to the contrary hereinabove set forth, Purchaser may disclose such Confidential Information (i) on a need-to-know basis to its employees, its title insurer and members of professional firms serving it in connection with this transaction, including, without limitation, its attorneys, architects, environmental consultants and engineers, and its clients; (ii) as any governmental agency or authority may require in order to comply with applicable laws or regulations; and (iii) if required by an order of any court of competent jurisdiction, and this provision shall survive Closing.

(ii) Purchaser agrees to cooperate with Seller and New York Life in providing to New York Life the information necessary for New York Life to approve Purchaser’s assumption of the New York Life Mortgage. Purchaser will make a good faith effort to cause New York Life to allow Purchaser to assume the New York Life Mortgage, and in this regard, Purchaser shall deliver to New York Life, as soon as is practicable after the execution hereof, the following:

(A) A description, including a chart, if appropriate, of the ownership structure of Purchaser and its asset manager (an affiliate of Purchaser);

(B) Copies of the organizational documents of Purchaser, its constituent entities and the constituent documents of its asset manager (an affiliate of Purchaser);

(C) A current financial statement of Purchaser and its asset manager in sufficient detail to permit a determination of the net worth for each of such entities;

(D) Two bank references for the Purchaser and its asset manager in sufficient detail to permit a determination of net worth for each of such entities;

(E) Information concerning the Purchaser and its asset manager to enable New York Life to determine that Purchaser and/or its asset manager owns and/or manages at least two million (2,000,000) square feet of class A office space;

(F) A certification of Purchaser’s legal name, type of organization, place of business, or if Purchaser has more than one place of business, its chief executive office, its mailing address and its organizational identification number or certification that it does not have an organizational identification number; and

(E) Any other documents or information reasonably requested by New York Life to enable it to determine whether or not Purchaser qualifies to assume the New York Life Mortgage.

10. Closing. (a) Provided that all of the conditions set forth in this Agreement to be performed by Seller or Purchaser are theretofore fully satisfied or performed, it being fully understood and agreed, however, that Purchaser or Seller (as the case may be) may waive expressly and in writing, at or prior to Closing, any conditions that are unsatisfied or unperformed at such time, the consummation of the sale by Seller and purchase by Purchaser of the Property (herein referred to as the “Closing”) shall be held on or before the date which is the later date to occur of five (5) business days after (i) the end of the Inspection Period; (ii) the date all required Tenant Estoppel Certificates and Seller Estoppel Certificates (if any are necessary) are delivered to Purchaser; or (iii) Purchaser’s receipt of New York Life’s consent to Purchaser’s assumption of the New York Life Mortgage at the office of Escrow Agent, but in no event later than ninety (90) days after the end of the Inspection Period, and at such specific time and date as shall be designated by Purchaser in a written notice to Seller not less than three (3) business days prior to Closing. If Purchaser fails to give such notice of the time, date and place of Closing, the Closing shall occur at 1:30 p.m. on the last date for such Closing as provided above, at the office of Escrow Agent.

(b) Purchaser shall have the right, in Purchaser’s sole and absolute discretion to extend the last date upon which Closing shall occur, subject to the following:

(i) Purchaser shall have the right to extend the last date of Closing by thirty (30) days, by notifying Seller of such election and by paying to Escrow Agent the amount of Three Million and No/100 Dollars ($3,000,000.00), which amount shall be considered as “Earnest Money” for the purposes of this Agreement, which notice and funds are to be delivered on or before five (5) days prior to the then scheduled date of Closing.

(ii) Purchaser shall have the right to extend the last date of Closing by an additional thirty (30) days beyond the period it was extended to under the terms of Article 10(b)(i) above, by notifying Seller of such election and by paying to Escrow Agent the amount of Three Million and No/100 Dollars ($3,000,000.00), which amount shall be considered as “Earnest Money” for the purposes of this Agreement, which notice and funds are to be delivered on or before five (5) days prior to the then scheduled date of Closing .

11. Seller’s Closing Documents. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price described in Paragraph 3 hereof, Seller shall obtain or execute, at Seller’s expense, and deliver to Purchaser at Closing the following documents (all of which shall be duly executed, acknowledged, and notarized where required and shall survive the Closing):

(a) Warranty Deed. A Special Warranty Deed conveying to Purchaser marketable fee simple title to the Land and Improvements, together with all rights, members, easements, and appurtenances thereof, subject only to the Permitted Exceptions. The legal description set forth in the Special Warranty Deed shall be identical to Exhibit ”A” attached hereto. If the as-built survey of the Land and Improvements obtained by Seller as provided in Paragraph 9 hereof shall differ from the legal description set forth on Exhibit ”A” hereto, Seller shall execute and deliver to Purchaser a quitclaim deed containing a legal description based upon such as-built survey;

(b) Bill of Sale. A Bill of Sale conveying to Purchaser marketable title to the Personal Property in the form and substance of Exhibit ”K” attached hereto;

(c) Blanket Transfer. A Blanket Transfer and Assignment in the form and substance of Exhibit ”L” attached hereto;

(d) Assignment and Assumption of Leases. An Assignment and Assumption of Leases in the form and substance of Exhibit ”M” attached hereto, assigning to Purchaser all of Seller’s right, title, and interest in and to the Leases and the rents thereunder;

(e) Seller’s Certificate. A certificate evidencing the reaffirmation of the truth and accuracy of Seller’s representations, warranties, and agreements set forth in Paragraphs 8 and 19 hereof;

(f) Seller’s Affidavit. A customary Seller’s Affidavit in the form of Exhibit ”N” attached hereto;

(g) FIRPTA Certificate. A FIRPTA Certificate in the form and substance of Exhibit ”0” attached hereto;

(h) Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Property as are described in subparagraph (a) of the Blanket Transfer and Assignment and are in the possession or control of Seller;

(i) Certificates of Occupancy. Original Certificates of Occupancy for all space within the Improvements, to the extent same are in the possession or control of Seller;

(j) Leases. An original executed counterpart of each Lease and any guaranties thereof;

(k) Service Contracts. An original executed counterpart of each Service Contract;

(l) Estoppel Certificates. The Tenant Estoppel Certificates (or representation from Seller) referred to in Paragraph 9 hereof;

(m) Operating Expense Statements. Statements, certified to be complete and accurate by Seller, of operating expenses and other financial and expense information required in order to compute any escalations of and adjustments in rent, additional rent, operating expenses, taxes, and other charges under the Leases;

(n) Rent Roll. A complete and accurate rent roll (the “Rent Roll”) for the Property updated to the date of Closing and certified to be true and correct by Seller at Closing, which Rent Roll includes, inter alia, a statement of the amount of the security deposit required under each said Lease and held by Seller and a statement of the commission obligations, if any, of the landlord with respect to each said Lease;

(p) Partnership or Members Consent. A certified consent to this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, signed by all of the necessary partners or members of Seller, as applicable;

(r) Keys and Records. All of the keys to any doors or locks on the Property and the original tenant files and other books and records relating to the Property in Seller’s possession or control;

(s) Tenant Notices. Notice from Seller to the Tenants of the sale of the Property to Purchaser in such form as Purchaser shall reasonably approve;

(t) Legal Opinion. A legal opinion from counsel for Seller addressed to Purchaser, that the documents listed herein requiring execution by Seller have been duly and validly authorized, executed, and delivered by Seller;

(u) Marked Title Commitment. The Title Commitment, marked to change the effective date thereof through the date and time of recording of the Deed from Seller to Purchaser, to reflect that Purchaser is vested with the fee simple title to the Land and Improvements, and to reflect that all requirements for the issuance of the final title policy pursuant to such Title Commitment have been satisfied;

(v) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(w) New York Life Letter and Consent. A letter from New York Life setting forth the principal and any other amounts outstanding as secured by the New York Life Mortgage through the date of Closing, and the agreement of New York Life that the transfer of the Property to Purchaser subject to the New York Life Mortgage is acceptable, and that any costs associated therewith are set forth in the letter and are provided for; and

(x) Other Documents. Such other documents as shall be reasonably required by Purchaser’s counsel.

12. Purchaser’s Closing Documents. Purchaser shall obtain or execute, at Purchaser’s expense, and deliver to Seller at Closing the following documents, all of which shall be duly executed and acknowledged where required and shall survive the Closing:

(a) Blanket Transfer. A Blanket Transfer and Assignment in the form and substance of Exhibit ”L” attached hereto;

(b) Assignment and Assumption of Leases. The Assignment and Assumption of Leases in the form and substance of Exhibit ”M” attached hereto;

(c) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(d) Partnership Consent. A certified consent to this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, signed by all partners of Purchaser;

(e) Legal Opinion. A legal opinion from counsel for Purchaser addressed to Seller, that the documents listed herein requiring execution by Purchaser have been duly and validly authorized, executed, and delivered by Purchaser;

(f) The Assumption Agreement;

(g) The New Guaranty;

(h) The New Environmental Indemnity Agreement;

(i) The New Shell Space Leasing Cost Escrow Agreement;

(j) The New WCSR Escrow Agreement;

(k) The New Anchor Lease Rollover Escrow Agreement; and

(i) Other Documents. Such other documents as shall be reasonably required by Seller’s counsel.

13. Closing Costs. Seller shall pay (i) the cost of any transfer tax imposed by the State of North Carolina upon the conveyance of the Property pursuant hereto, (ii) the attorneys’ fees of Seller incurred in this transaction, (iii) the costs of procuring the Title Commitment for Purchaser and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto.

Purchaser shall pay (i) the recording fees on the Special Warranty Deed (and quitclaim deed if required pursuant to Paragraph 11[a] hereof) conveying the Property from Seller to Purchaser to be recorded in connection with this transaction, (ii) the attorney fees of Purchaser, (iii) the cost of the final title insurance policy issued in connection with the Title Commitment (including any cost related to the endorsements issued in connection therewith), (iv) the cost of any survey of the Property to be procured by Purchaser, (v) all costs incurred in connection with the issuance of any reliance letters by appraisers, environmental engineers or building inspectors as contemplated by Paragraph 4, (vi) the cost of Purchaser’s inspections of the Property, and (vii) all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto.

14. Prorations. The following items shall be prorated and/or credited between Seller and Purchaser as of Midnight preceding the date of Closing:

(a) Rents. Rents, additional rents, operating costs, and other income of the Property (other than security deposits) collected by Seller from the Tenants for the month of Closing. Purchaser shall also receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for any rents or other sums (not including security deposits) prepaid by the Tenants for any period following the month of Closing, or otherwise, which includes the remainder of the prepaid rent paid by American Male, a Tenant in the Building. Purchaser shall receive a credit against the Purchase Price payable by Seller to Purchaser at Closing for the total sum of all security deposits paid by Tenants under Leases and not theretofore applied to delinquent rent and other charges payable by the applicable Tenant. Seller hereby acknowledges that Purchaser shall not be legally responsible to Seller for the collection of any uncollected rent or other income under any of the Leases that is past due or otherwise due and payable as of the date of Closing, provided, Seller may, with Purchaser’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed, bring a claim against any Tenant who has not paid rent due Seller prior to the date of Closing. Purchaser agrees that if (i) a Tenant is in arrears on the date of Closing in the payment of rent or other charges under such Tenant’s Lease, and (ii) upon Purchaser’s receipt of any rental or other payment from such Tenant, such Tenant is, or after application of a portion of such payment will be, current under such Lease in the payment of all accrued rental and other charges that become due and payable on the date of Closing or thereafter and in the payment of any other obligations of such Tenant to Purchaser, then Purchaser shall refund to Seller, out of and to the extent of the portion of such payment remaining after Purchaser deducts therefrom any and all sums due and owing it from such Tenant from and after the date of Closing, an amount up to the full amount of any arrearage existing on the date of Closing.

(b) Percentage Rents. Percentage rents, if any, collected by Purchaser from any Tenant under such Tenant’s Lease for the percentage rent accounting period in which the Closing occurs, as, if, and when received by Purchaser, such that Seller’s pro rata share shall be an amount equal to the total percentage rentals paid for such percentage rent accounting period under the applicable Lease multiplied by a fraction, the numerator of which shall be the number of days in such accounting period prior to Closing and the denominator of which shall be the total number of days in such accounting period; provided, however, that such proration shall be made only at such time as such Tenant is current or, after application of a portion of such payment, will be current in the payment of all rental and other charges under such Tenant’s Lease that accrue and become due and payable from and after the Closing and in the payment of any other obligations of such Tenant to Purchaser then due and payable by such Tenant.

(c) Property Taxes. City, state, county, and school district ad valorem taxes based on the ad valorem tax bills for the Property, if then available, or if not, then on the basis of the latest available tax figures and information. Should such proration be based on such latest available tax figures and information and prove to be inaccurate on receipt of the ad valorem tax bills for the Property for the year of Closing, either Seller or Purchaser, as the case may be, may demand at any time after Closing a payment from the other correcting such malapportionment. In addition, if after Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes for the Property for the year of Closing or any prior year, any additional tax payment for the Property required to be paid with respect the year of Closing shall be prorated between Purchaser and Seller and any such additional tax payment for the Property for any year prior to the year of Closing shall be paid by Seller. This agreement shall expressly survive the Closing.

(d) Utility Charges. Except for utilities which are the direct responsibility of the Tenants to the applicable public or private utilities supplier, Seller shall pay all utility bills received prior to Closing and shall be responsible for utilities furnished to the Property prior to Closing. Purchaser shall be responsible for the payment of all bills for utilities furnished to the Property subsequent to the Closing. Seller and Purchaser hereby agree to prorate as of midnight preceding the date of Closing and pay their respective shares of all utility bills received subsequent to Closing (if they include a service period prior to the date of Closing), which agreement shall survive Closing. Seller shall be entitled to all deposits presently in effect with the utility providers.

(e) Service Contracts. Charges under the Service Contracts shall be prorated as of Midnight preceding the date of Closing.

(f) Other Tenant Charges. Where the Leases contain Tenant obligations for taxes, common area expenses, operating expenses or additional charges of any nature, and where Seller shall have collected on an estimated basis any portion thereof in excess of amounts owed by Seller for such items for the period prior to the date of Closing, then there shall be an adjustment and credit given to Purchaser on the date of Closing for such excess amounts collected. Purchaser shall apply all such excess amounts to the charges owed by Purchaser for such items for the period after the date of Closing, and if required by the Leases, shall rebate or credit Tenants with any remainder. If it is determined subsequent to the Closing that the amount collected during Seller’s ownership period exceeded expenses incurred during the same period by more than the amount previously credited to Purchaser at Closing, then Seller shall promptly pay to Purchaser the deficiency. If it is determined subsequent to Closing that the amount collected during Seller’s ownership period exceeded expenses incurred during the same period by less than the amount previously credited to Purchaser at Closing, then Purchaser shall promptly pay to Seller the overpayment.

(g) Tenant Inducements and Unpaid Commissions. Seller shall pay all leasing commissions in connection with any Lease executed on or before the effective date of this Agreement (but excluding leasing commissions due as the result of the exercise by the Tenants of any expansion or extension (or renewal) options set forth in the Lease which are not exercised until after the Closing). Purchaser shall be entitled to a credit against the Purchase Price for the total sum of any free rent, operating expense abatements, or other unexpired concessions under any Leases to the extent they apply to any period after the Closing. Except with respect to the work contemplated under the “Existing Escrows” (as defined in Paragraph 14(h) below), Purchaser shall also be entitled to a credit against the Purchase Price for the total sum of any remaining improvement allowances the payment of which may become the obligation of the landlord or lessor under the Leases after the Closing, but Purchaser shall receive no such credit against the Purchase Price for any improvement allowances payable by the landlord or lessor under the Leases as a result of the exercise by a Tenant after the Closing of any expansion or extension option in such Tenant’s Lease.

(h) Escrows. Purchaser acknowledges the existence and maintenance of two (2) escrow accounts (the “Existing Escrows”) at New York Life (a Shell Space Escrow, containing a balance of One Million Three Hundred Forty-Two Thousand Six Hundred Ninety-Four and No/100 Dollars [$1,342,694] as of February 29, 2004 and the “Anchor Tenant” Escrow containing a balance of Four Hundred Seventy-Seven Thousand Five Hundred Ninety-Nine and No/100 Dollars [$477,599] as of February 29, 2004). All of the Anchor Tenant Escrow shall be purchased from Seller at the Closing by increasing the amount due Seller at Closing hereunder by the amount contained in the Anchor Tenant Escrow at the date of Closing. The following sums contained in the Shell Space Escrow shall remain therein and be transferred for the benefit of Purchaser at Closing: (i) Three Hundred Fifty-Two Thousand Six Hundred Twenty and No/100 Dollars ($352,620), which shall be utilized to pay for tenant improvements for Wachovia on floor six of the Building and (ii) Twenty-Two Thousand and No/100 Dollars ($22,000), less the cost to be paid by CCAB II, LLC to relocate the main trunk line within the space in the Building adjacent to CCAB II, LLC’s leased premises for the Building’s heating, ventilation and air conditioning systems of the Building, which shall be paid to CCAB II, LLC for tenant improvements to its premises previously paid for by it. The balance of the Anchor Tenant Escrow amount shall be purchased from Seller at Closing by increasing the amount due Seller hereunder by the balance contained in the Anchor Tenant Escrow after subtracting therefrom the sums set forth in (i) and (ii) in the preceding sentence hereof. As of Closing, Seller shall certify the cost of the amount of work done for Wachovia for its sixth floor space in the Building and the amount owed CCAB II, LLC as set forth above and shall draw from the Shell Space Escrow any amounts due under the contracts for such work, so that all work related thereto is paid for as of the date of Closing. As of and after Closing, Seller shall assign the contracts for such work and the Shell Space Escrow themselves to Purchaser, and Purchaser shall be responsible for completing the tenant improvement work for Wachovia contemplated under the contracts therefore, using the funds remaining in the Shell Space Escrow.

15. Purchaser’s Default. In the event of a default by Purchaser under the terms of this Agreement, Seller’s sole and exclusive remedy shall be to receive the Earnest Money as liquidated damages and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever, except Purchaser shall remain obligated to Seller for Purchaser’s Continuing Indemnification Obligations. The parties agree that Seller’s damages will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as full liquidated damages, except for Purchaser’s Continuing Indemnification Obligations. Seller agrees that in the event of a default by Purchaser, it shall not initiate any proceeding to recover damages from Purchaser, except for sums owed Seller as the result of Purchaser’s Continuing Indemnification Obligations, but it shall limit its recovery to the receipt and retention of the Earnest Money and any sums due Purchaser from Seller as the result of Purchaser’s Continuing Indemnification Obligations. The limitations on Purchaser’s liability under this Paragraph 15 shall be inapplicable to the liability of Purchaser for payments, if any, due by Purchaser to Seller under Paragraph 4 hereof.

16. Seller’s Default. In the event of a default by Seller under the terms of this Agreement, except as otherwise specifically set forth herein, at Purchaser’s option: (i) Purchaser may terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned by Escrow Agent to Purchaser, and the parties hereto shall have no further rights or obligations hereunder whatsoever (except for Purchaser’s Continuing Indemnification Obligations), or (ii) Purchaser shall be entitled to an immediate refund of all but Twenty-Five and No/100 Dollars ($25.00) of the Earnest Money and to pursue against Seller any remedy granted to Purchaser at law or in equity, including, without limitation, specific performance.

17. Condemnation. If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within thirty (30) days of the receipt of such notice from Seller, elect to cancel this Agreement. If Purchaser chooses to cancel this Agreement in accordance with this Paragraph 17, then the Earnest Money shall be returned immediately to Purchaser and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, provided, however, Purchaser shall remain liable for Purchaser’s Continuing Indemnification Obligations. If Purchaser does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards that have been or that may thereafter be made for such taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as hereinabove provided, Purchaser shall be permitted to participate in the proceedings as if Purchaser were a party to the action. Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.

18. Damage or Destruction. If any of the Improvements shall be destroyed or damaged prior to the Closing, and if either the estimated cost of repair or replacement exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) or the damage results in the termination of one or more of the Leases, Purchaser may, by written notice given to Seller within twenty (20) days after receipt of written notice from Seller of such damage or destruction, elect to terminate this Agreement, in which event the Earnest Money shall immediately be returned by Escrow Agent to Purchaser and the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect. If Purchaser does not elect to terminate this Agreement pursuant to this Paragraph 18, or has no right to terminate this Agreement (because the damage or destruction does not exceed $250,000.00 and has not resulted in the termination of one or more of the Leases), and the sale of the Property is consummated, Purchaser shall be entitled to receive all insurance proceeds paid or payable to Seller by reason of such destruction or damage under the insurance required to be maintained by Seller pursuant to Paragraph 9 hereof (less amounts of insurance theretofore received and applied by Seller to costs actually incurred for restoration). Seller shall not settle or release any damage or destruction claims without obtaining Purchaser’s prior written consent in each case. All said insurance proceeds received by Seller by the date of Closing shall be paid by Seller to Purchaser at Closing, together with the lesser of (i) that amount necessary to cover any difference between the amount of such proceeds and the estimated cost of repair or replacement, or the amount of the deductible under Seller’s all-risk property damage insurance policy. In addition, at Closing, Seller shall pay over to Purchaser, and assign to Purchaser, all proceeds of any rent loss insurance for the period of time commencing on the date of Closing. If the amount of said casualty or rent loss insurance proceeds is not settled by the date of Closing, Seller shall execute at Closing all proofs of loss, assignments of claim, and other similar instruments in order that Purchaser receive all of Seller’s right, title, and interest in and under said insurance proceeds.

19. [INTENTIONALLY OMITTED].

20. Assignment. This Agreement and Purchaser’s rights, duties, and obligations hereunder may not be delegated, transferred, or assigned by Purchaser without the prior written consent of Seller, and any assignee or transferee proposed by Purchaser shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement by written instrument delivered to Seller. Notwithstanding the foregoing to the contrary, this Agreement, and Purchaser’s rights and duties hereunder, may be freely assigned and transferred to Wells Operating Partnership, L.P. (“Wells OP”) or to any entity under common control with Purchaser or Wells OP or controlled by Purchaser or Wells OP. In the event of any such transfer or assignment, Seller shall look solely to such transferee or assignee for the performance of all obligations, covenants, conditions, and agreements imposed upon Purchaser pursuant to the terms of this Agreement, provided, Wells Operating Partnership II, L.P. shall remain liable to Seller for Purchaser’s Continuing Indemnification Obligations. For purposes of this Paragraph 20, the term “control” shall mean a twenty percent (20%) ownership in the applicable entity.

21. Broker’s Commission. Upon the Closing, and only in the event a Closing occurs, Seller shall pay to William T. Wilson, III and John E. Reece, II (collectively, the “Broker”) in cash or its equivalent a real estate sales commission in the amount of Seven Hundred Seventy-Seven Thousand and No/100 Dollars ($777,000) to be divided among them equally. Broker does hereby agree that, in the event the sale contemplated hereby is for any reason not consummated, then no commission shall have been earned, and none shall be payable. Seller shall and does hereby indemnify and hold harmless Purchaser from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Seller, including any claim asserted by Broker. Likewise, Purchaser shall and does hereby indemnify and hold harmless Seller from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Purchaser, except any such claim asserted by Broker. This Paragraph 21 shall survive the Closing or any termination of this Agreement.

22. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, by hand, facsimile transmission or sent by U.S. certified mail, return receipt requested, postage prepaid, to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	Wells Operating Partnership II, L.P.
6200 The Corners Parkway
Suite 250
Norcross, Georgia 30092
Attn: Christopher Kollme
Facsimile No. (770) 243-8510

with a copy to:	Troutman Sanders LLP
Bank of America Plaza, Suite 5200
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Attn: Mr. John W. Griffin
Facsimile No.: (404) 962-6577

SELLER:	Magnolia One Partners, LLC
One West Fourth Street, Suite 600
Winston-Salem, North Carolina 27101
Attn: William T. Wilson, III
Telephone No.: (336) 724-7202
Facsimile No.: (336) 464-0035

with a copy to:	John E. Reece, II
One West Fourth Street, Suite 610
Winston-Salem, North Carolina 27101
Telephone No.: (336) 631-9380
Facsimile No.: (336) 773-1098

Thomas T. Crumpler
Allman Spry Leggett & Crumpler
380 Knollwood Street, Suite 700
Winston-Salem, North Carolina 27103
Telephone No.: (336) 722-2300
Facsimile No.: (336) 721-0414

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) business day following the postmarked date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received on the date of delivery, and (iii) sent by facsimile transmission shall be deemed effectively given or received on the first business day after the date of transmission of such notice and confirmation of such transmission.

23. Possession. Possession of the Property shall be granted by Seller to Purchaser on the date of Closing, subject only to the Leases and the Permitted Exceptions.

24. Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

25. Access to Records Following Closing. Purchaser agrees that for a period of two (2) years following the Closing, Seller shall have the right during regular business hours, on five (5) days’ written notice to Purchaser, to examine and review at Purchaser’s notice address, the books and records relating to the ownership and operation of the Property which were delivered by Seller to Purchaser at the Closing. Likewise, Seller agrees that for a period of two (2) years following the Closing, Purchaser shall have the right during regular business hours, on five (5) days’ written notice to Seller, to examine and review at Seller’s notice address, all books, records, and files, if any, retained by Seller relating to the ownership and operation of the Property prior to the Closing. The obligations of the parties under this Paragraph 25 shall survive the Closing.

26. Survival of Provisions. All covenants, warranties, and agreements set forth in this Agreement shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to, or by reason of this Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of this Agreement; provided, however, that the representations and warranties contained in Paragraph 8 hereof shall automatically expire on the date which is six (6) months after the Closing, except to the extent that a notice of breach of any representation or warranty has been given prior to such expiration.

27. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

28. Authorization. Purchaser represents to Seller that this Agreement has been duly authorized and executed on behalf of Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms, and all necessary action on the part of Purchaser to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose, and that this Agreement constitutes the valid and binding agreement of Purchaser, enforceable in accordance with these terms, subject to bankruptcy, insolvency, and similar laws effecting generally the enforcement of creditor’s rights. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) be in violation of the constituent documents of Purchaser, (ii) to the best of Purchaser’s knowledge, conflict with or result in the breach or violation of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Purchaser, or (iii) constitute a breach of any evidence of indebtedness or agreement to which Purchaser is a party or by which Purchaser is bound.

29. General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon the parties hereto unless such amendment is in writing and executed by all parties hereto. In such amendment, the parties hereto agree to send written notification to Broker. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Time is of the essence of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. The exhibits attached to this Agreement are an integral part of this Agreement and are hereby incorporated herein by this reference. This Agreement shall be construed and interpreted under the laws of the State of North Carolina. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa. The parties agree that their relationship is that of Seller and Purchaser, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

Seller and Purchaser agree that they will not make any public statement, including without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby without first allowing the other party an opportunity to review such statement and render an approval thereof, which approval shall not be unreasonably withheld or delayed by either party. It is the intention of this subparagraph that Seller and Purchaser must agree as to the timing and content of any information contained in any public statement or press release regarding the transaction contemplated hereby. The parties agree to exercise reasonableness when asked to consent to the content of any such press release or other public statement regarding this transaction.

30. Effective Date. The “effective date” of this Agreement shall be deemed to be the date this Agreement is fully executed by both Purchaser and Seller and a fully executed original counterpart of this Agreement has been received by both Purchaser and Seller.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective seals to be affixed hereunto as of the day, month and year first above written.

“SELLER”:

MAGNOLIA ONE PARTNERS, LLC

By:	MAGNOLIA PARTNERS, LLC,
Its Manager

By:	MAGNOLIA CAPITAL, LLC,
Its Manager

By:
Name:
Title:

(CORPORATE SEAL)

“PURCHASER”:

WELLS OPERATING PARTNERSHIP II, L.P

By:

By:
Name:
Title:

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